Exhibit 99.2

UNAUDITED PRO FORMA FINANCIAL INFORMATION OF OVINTIV INC.

On November 13, 2024, Ovintiv Inc. (“Ovintiv”) and Paramount Resources Ltd., entered into a definitive Agreement of Purchase and Sale (the “Purchase Agreement”) whereby Ovintiv would purchase undivided interests in oil and gas properties, rights and related assets in the Montney formation (“Montney Assets”) located in northwest Alberta for approximately $2.307 billion (C$3.325 billion), subject to closing adjustments under the Purchase Agreement. The acquisition closed on January 31, 2025 and added approximately 900 net 10,000 foot well locations to Ovintiv’s Montney inventory and approximately 109,000 net acres in the core of the Montney formation, which is strategically located in close proximity to Ovintiv’s current Montney operations.

The acquisition of the Montney Assets will be accounted for as an asset acquisition under accounting principles generally accepted in the United States of America, as substantially all of the fair value of the assets acquired are concentrated in a single asset group.

The allocation of the purchase cost is based upon management’s estimates of, and assumptions related to, the relative fair value of assets to be acquired and related liabilities assumed. The pro forma adjustments are preliminary, have been made solely for the purpose of providing pro forma financial information, and are subject to revision based on a final determination of the purchase cost allocation at the reporting date of March 31, 2025.

The unaudited pro forma condensed combined financial information is derived from the historical consolidated financial statements of Ovintiv and adjusted to reflect the combination of Ovintiv and the Montney Assets. The Montney Assets historical amounts have been derived from the Statement of Revenue and Expenses of the Montney Assets filed herewith as an exhibit to this Current Report on Form 8-K/A. The unaudited pro forma condensed combined balance sheet as of September 30, 2024 gives effect to the Montney Assets as if the acquisition had been completed on September 30, 2024. The unaudited pro forma condensed combined statement of earnings for the year ended December 31, 2023 and for the nine months ended September 30, 2024 gives effect to the Montney Acquisition as if the acquisition had been completed on January 1, 2023.

The unaudited pro forma condensed combined financial information includes pro forma adjustments related to the proceeds and sale of Ovintiv’s Uinta oil and gas properties (“Uinta Assets”), which closed on January 22, 2025. The proceeds received from the sale of the Uinta Assets of approximately $2.0 billion, before closing adjustments, were used to fund the acquisition of the Montney Assets. The Uinta Assets were purchased by FourPoint Resources, LLC under a separate purchase agreement that was signed on November 13, 2024. The remaining consideration for the Montney assets was financed using short-term borrowings. The Uinta disposition and related proceeds as well as the financing from short-term borrowings are collectively referred to as “financing transactions”. As a result, the revenues and direct operating expenses related to the Uinta operations were excluded as a pro forma adjustment.

The unaudited pro forma condensed combined financial information reflects the following pro forma adjustments related to the acquired Montney Assets, based on available information and certain assumptions that Ovintiv believes are reasonable:

•	cash consideration of approximately $2.0 billion from the disposition proceeds from the Company’s Uinta Assets with the remaining amount being financed using short-term borrowings;

•	the acquisition of Montney Assets consisting primarily of oil and gas properties;

•	capitalization of transaction-related costs;

•	exclusion of revenues and direct operating expenses related to the Company’s Uinta operations; and

•	the recognition of estimated tax impacts of the pro forma adjustments.

As required under S-X Rule 11-01, the unaudited pro forma condensed combined financial information for the year ended December 31, 2023 also reflects historical results and pro forma adjustments related to the acquisition of Permian oil and gas properties (“Permian Assets”) acquired from EnCap Investments L.P. (“EnCap”) during the period from January 1, 2023 to June 11, 2023. The acquisition of the Permian Assets was completed on June 12, 2023 and was accounted for as a business combination resulting from the purchase of all outstanding equity interests of six Delaware limited liability companies including Black Swan Permian, LLC and Black Swan Operating, LLC (together, “Black Swan Combined”), PetroLegacy Energy II, LLC, PearlSnap Midstream, LLC, Piedra Energy III, LLC and Piedra Energy IV, LLC and associated subsidiaries (collectively, the “Permian LLCs”) from NMB Seller Representative, LLC, representing the respective sellers including, Black Swan Oil & Gas, LLC, PetroLegacy II Holdings, LLC, Piedra Energy III Holdings, LLC and Piedra Energy IV Holdings, LLC, which were portfolio companies of funds managed by EnCap. The pro forma financial information related to the Permian acquisition was filed on Form 8-K on November 20, 2023.

Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial information. In Ovintiv’s opinion, all adjustments that are necessary to present fairly the pro forma information have been made. The unaudited pro forma condensed combined financial information should be read in conjunction with the audited consolidated financial statements and accompanying notes contained in Ovintiv’s Annual Report and on Form 10-K for the year ended December 31, 2023, the unaudited consolidated financial statements and accompanying notes contained in Ovintiv’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 and the audited and unaudited Statements of Revenue and Expenses, as applicable, of the associated Montney Assets contained in Exhibit 99.1 of this Current Report on Form 8-K/A.

In addition, unaudited pro forma condensed combined financial information should be read in conjunction with the respective Permian LLCs’ unaudited historical consolidated financial statements for the periods ended January 1, 2023 to March 31, 2023 and statements of revenues and direct operating expenses, and unaudited historical consolidated financial information for the periods ended April 1, 2023 to June 11, 2023, as applicable.

Unless otherwise specified, all dollar amounts are expressed in U.S. dollars, all references to “dollars”, “$” or “US$” are to U.S. dollars and all references to “C$” are to Canadian dollars.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and is not intended to represent what Ovintiv’s financial position or results of operations would have been had the Montney Assets actually been consummated on the assumed dates, nor is it indicative of Ovintiv’s future financial position or results of operations. The unaudited pro forma condensed combined financial information does not reflect future events that may occur after the acquisition, including, but not limited to, the anticipated realization of ongoing savings from potential operating efficiencies, asset dispositions, cost savings or economies of scale that Ovintiv may achieve with respect to the combined operations. As a result, future results may vary significantly from the pro forma results reflected herein.

	Unaudited Pro Forma Condensed Combined Balance Sheet
	As of September 30, 2024
	Historical	Pro Forma
($ millions)	Ovintiv	Montney Assets (Note 2)	Uinta Disposition (Note 2)	Transaction Adjustments (Note 2)		Pro Forma Combined
Assets
Current Assets
Cash and cash equivalents	9	(2,307)	2,000	307	a	9
Accounts receivable and accrued revenues	1,290	—	(8)	—	c	1,282
Risk management	144	—	—	—		144
Income tax receivable	64	—	—	—		64

Total Current Assets	1,507	(2,307)	1,992	307		1,499
Property, Plant and Equipment, at cost:
Oil and natural gas properties, based on full cost accounting
Proved properties	66,246	2,293	(1,936)	38	b, c	66,641
Unproved properties	921	162	(46)	—	b, c	1,037
Other	913	—	(21)	—	c	892

Property, plant and equipment	68,080	2,455	(2,003)	38		68,570
Less: Accumulated depreciation, depletion and amortization	(53,263)	—	—	—		(53,263)

Property, plant and equipment, net	14,817	2,455	(2,003)	38		15,307
Other Assets	943	396	(9)	—	d, c	1,330
Risk Management	6	—	—	—		6
Deferred Income Taxes	—	—	—	—		—
Goodwill	2,586	—	—	—		2,586

Total Assets	19,859	544	(20)	345		20,728

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	1,777	7	—	—	b	1,784
Current portion of operating lease liabilities	86	—	—	—		86
Income tax payable	4	—	—	—		4
Risk management	1	—	—	—		1
Current portion of long-term debt	1,024	—	—	367	f	1,391

Total Current Liabilities	2,892	7	—	367		3,266
Long-Term Debt	4,853	—	—	—		4,853
Operating Lease Liabilities	798	396	—	—	d	1,194
Other Liabilities and Provisions	156	—	—	—		156
Risk Management	3	—	—	—		3
Asset Retirement Obligation	263	141	(20)	—	b, g	384
Deferred Income Taxes	239	—	—	—		239

Total Liabilities	9,204	544	(20)	367		10,095
Shareholders’ Equity
Share capital	3	—	—	—		3
Paid in surplus	8,025	—	—	—		8,025
Retained earnings (Accumulated deficit)	1,644	—	—	(22)	e	1,622
Accumulated other comprehensive income	983	—	—	—		983

Total Shareholders’ Equity	10,655	—	—	(22)		10,633

Total Liabilities and Shareholders’ Equity	19,859	544	(20)	345		20,728

	Unaudited Pro Forma Condensed Combined Statement of Earnings
	For the Nine Months Ended September 30, 2024
	Historical	Pro Forma
($ millions, except per share amounts)	Ovintiv	Montney Assets (Note 3)	Uinta Disposition (Note 3)	Adjustments (Note 3)		Pro Forma Combined
Revenues
Product and service revenues	6,758	678	(466)	(109)	a	6,861
Royalties	—	(109)	—	109	a	—
Gains (losses) on risk management, net	151	—	—	—		151
Sublease revenues	55	—	—	—		55

Total Revenues	6,964	569	(466)	—		7,067

Operating Expenses
Production, mineral and other taxes	258	—	(29)	—		229
Transportation and processing	1,240	51	(48)	—		1,243
Operating	715	182	(76)	—		821
Purchased product	1,165	—	—	—		1,165
Depreciation, depletion and amortization	1,745	—	—	(14)	b	1,731
Accretion of asset retirement obligation	14	—	—	6	c	20
Administrative	250	—	—	—		250

Total Operating Expenses	5,387	233	(153)	(8)		5,459

Operating Income (Loss)	1,577	336	(313)	8		1,608

Other (Income) Expenses
Interest	306	—	—	14	e	320
Foreign exchange (gain) loss, net	(21)	—	—	—		(21)
Other (gains) losses, net	(160)	—	—	—		(160)

Total Other (Income) Expenses	125	—	—	14		139

Net Earnings (Loss) Before Income Tax	1,452	336	(313)	(6)		1,469
Income tax expense (recovery)	267	79	(74)	(1)	f	271

Net Earnings (Loss)	1,185	257	(239)	(5)		1,198

Net Earnings Per Share of Common Stock
Basic	4.45					4.50
Diluted	4.41					4.46
Weighted Average Shares of Common Stock Outstanding (millions)
Basic	266.0					266.0
Diluted	268.7					268.7

Unaudited Pro Forma Condensed Combined Statement of Earnings
For the Year Ended December 31, 2023

	Historical	Montney Pro Forma					Permian Pro Forma
($ millions, except per share amounts)	Ovintiv	Montney Assets (Note 3)	Uinta Disposition (Note 3)	Transaction Adjustments (Note 3)		Subtotal Pro Forma Combined	Combined Permian for the Period From January 1 to June 11, 2023 (Note 4)	Pro Forma Adjustments (Note 4)		Pro Forma Combined
Revenues
Product and service revenues	10,661	1,071	(521)	(161)	a	11,050	144	445	a	11,639
Oil & condensate	-	-	-	-		-	429	(429)	a	-
Natural gas	-	-	-	-		-	7	(7)	a	-
Natural gas liquids	-	-	-	-		-	7	(7)	a	-
Royalties	-	(161)	-	161	a	-	-	-		-
Gains (losses) on risk management, net	151	-	-	-		151	1	12	a	164
Sublease revenues	71	-	-	-		71	-	-		71
Produced water handling-related parties	-	-	-	-		-	10	(10)	a, b	-
Water solutions-related parties	-	-	-	-		-	5	(5)	a, b	-

Total Revenues	10,883	910	(521)	-		11,272	603	(1)		11,874

Operating Expenses
Production, mineral and other taxes	342	-	(30)	-		312	27	-		339
Transportation and processing	1,766	80	(92)	-		1,754	-	-		1,754
Operating	859	223	(76)	-		1,006	86	(7)	b	1,085
Purchased product	2,815	-	-	-		2,815	-	-		2,815
Depreciation, depletion and amortization	1,825	-	-	97	b	1,922	185	13	d	2,120
Accretion of asset retirement obligation	19	-	-	16	c	35	-	-		35
Administrative	393	-	-	3	d	396	6	(77)	f	325

Total Operating Expenses	8,019	303	(198)	116		8,240	304	(71)		8,473

Operating Income (Loss)	2,864	607	(323)	(116)		3,032	299	70		3,401

Other (Income) Expenses
(Gain) Loss on derivative contracts, net	-	-	-	-		-	(12)	12	a	-
Interest	355	-	-	36	d, e	391	14	64	e	469
Foreign exchange (gain) loss, net	19	-	-	-		19	-	-		19
Other (gains) losses, net	(20)	-	-	-		(20)	-	-		(20)

Total Other (Income) Expenses	354	-	-	36		390	2	76		468

Net Earnings (Loss) Before Income Tax	2,510	607	(323)	(152)		2,642	297	(6)		2,933
Income tax expense (recovery)	425	144	(74)	(35)	f	460	5	60	g	525
Net Earnings (Loss)	2,085	463	(249)	(117)		2,182	292	(66)		2,408

Net Earnings Per Share of Common Stock
Basic	8.02								h	8.77
Diluted	7.90								h	8.65
Weighted Average Shares of Common Stock Outstanding (millions)
Basic	259.9								h	274.5
Diluted	263.9								h	278.5

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 — Basis of Presentation

The unaudited pro forma condensed combined financial information has been derived from the historical consolidated financial statements of Ovintiv and the historical financial information of the Montney Assets in accordance with Article 11 of the Securities and Exchange Commission’s (“SEC”) Regulation S-X. Certain of the Montney Assets historical amounts have been reclassified to conform to Ovintiv’s financial statement presentation. The unaudited pro forma condensed combined balance sheet as of September 30, 2024 gives effect to the acquisition of the Montney Assets and the related financing transactions as if they had occurred on September 30, 2024. The unaudited pro forma condensed combined statements of earnings for the year ended December 31, 2023 and for the nine months ended September 30, 2024 give effect to the acquired Montney Assets and the related financing transactions as if they had occurred on January 1, 2023.

The unaudited pro forma condensed combined financial information reflects pro forma adjustments that are described in the accompanying notes and are based on available information and certain assumptions that Ovintiv believes are reasonable. However, actual results may differ from those reflected in these statements. In Ovintiv’s opinion, all adjustments that are necessary to present fairly the pro forma information have been made. The following unaudited pro forma condensed combined statements do not purport to represent what the financial position or results of operations would have been if the acquisition of the Montney Assets and the related financing transactions had actually occurred on the dates indicated above, nor are they indicative of Ovintiv’s future financial position or results of operations.

Note 2 — Unaudited Pro Forma Condensed Combined Balance Sheet

The acquired Montney Assets will be accounted for as an asset acquisition as substantially all of the fair value of the assets acquired are concentrated in a single asset group. The total cost of assets acquired and liabilities assumed is based upon Ovintiv management’s estimates of and assumptions which includes utilizing a discounted cash flow model in determining the relative fair value of the oil and gas properties. Significant inputs into the calculation include future commodity prices, estimated volumes of oil and gas reserves, expectations for timing and amount of future development and operating costs, future abandonment costs and a risk adjusted discount rate. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final cost allocation that will be reported for the period ended March 31, 2025, and the resulting effect on financial position and results of operations may differ significantly from the pro forma amounts.

The preliminary allocation of the total cost of the Montney Acquisition to the assets acquired and liabilities assumed:

($ millions)
Cash Consideration
Cash paid at closing	2,307
Transaction costs	20

Total cash paid	2,327
Liabilities Assumed
Operating lease liability	396
Asset retirement obligations	148

Total Cost of Montney Acquisition	2,871
Allocation of Total Cost
Proved and unproved property	2,475
Operating lease asset	396

Total Assets Acquired	2,871

The following adjustments have been made to the accompanying unaudited pro forma condensed combined balance sheet as of September 30, 2024:

(a)

Reflects the proceeds and sale of Ovintiv’s Uinta Assets which closed on January 22, 2025. Proceeds from the sale of the Uinta Assets were $2.0 billion, before closing adjustments, and was used to fund to the majority of the Montney Asset acquisition, with the remaining amount financed using short-term borrowings.

(b)	The estimated cost of the assets acquired and liabilities assumed resulted in the following purchase cost allocation:

•	$2.5 billion of acquired oil and gas properties; and

•	$148 million increase in asset retirement obligations, including $7 million current portion of the asset retirement obligation.

(c)

Reflects the disposition of the Company’s Uinta Assets. Proceeds from divestiture of properties are normally deducted from the full cost pool without recognition of a gain or loss unless the deduction significantly alters the relationship between capitalized costs and proved reserves in the cost center, in which case a gain or loss is recognized in net earnings. Generally, a gain or loss on a divestiture would be recognized when 25 percent or more of the Company’s proved reserve quantities are sold in the respective country cost center. The divestiture of the Company’s Uinta Assets did not exceed 25 percent of the U.S. cost center, therefore the proceeds were deducted from the U.S. cost center full cost pool.

(d)	Reflects a long-term midstream agreement for processing natural gas located in the Karr area of the acquired properties, which has been classified as an operating lease.

(e)

Reflects the impact of estimated bridge financing, financial advisor, legal and accounting fees that are not capitalized as part of the transaction. Accordingly, the pro forma statements of the unaudited balance sheet and earnings reflect the effects of these nonrecurring charges, which are not included in the historical statements of operations of Ovintiv for the historical periods presented.

(f)	Reflects short-term borrowings to finance the remaining portion of the Montney Assets and associated transaction costs.

(g)	Reflects the asset retirement obligations assumed by the purchaser of the Company’s Uinta Assets.

Note 3. Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Earnings For the Montney Acquisition

The following adjustments have been made to the accompanying unaudited pro forma condensed combined statements of earnings for the nine months ended September 30, 2024 and the year ended December 31, 2023:

(a)	Reflects reclassification of the Montney Assets’ royalty amounts presented to conform to Ovintiv’s presentation which includes royalties net in product and service revenues.

(b)

Reflects the depreciation, depletion and amortization expense calculated using Ovintiv’s depletion rate calculated under the full cost method of accounting for oil and gas properties based on the preliminary allocation of cost for the Montney Assets and also reflects adjustments related to the divestiture of the Uinta Assets.

(c)	Reflects the accretion from the asset retirement obligations assumed and divested.

(d)

Reflects the impact of estimated bridge financing commitment fees and other direct transaction costs that are not capitalized as part of the transaction. Any such charge could affect the future results of the post acquisition Company in the period in which such charges are incurred; however, these costs are not expected to be incurred in any period beyond twelve months from the closing date of the transaction. Accordingly, the pro forma statements of the unaudited balance sheet and earnings reflect an estimated accrual for the effects of these nonrecurring charges, which are not included in the historical statements of operations of Ovintiv for the historical periods presented.

(e)	Reflects interest expense calculated using a weighted average effective interest rate of 4.92 percent resulting from the short-term borrowings.

(f)

Reflects the approximate income tax effects of the pro forma adjustments presented. The tax rate applied to the pro forma adjustments was the statutory federal and apportioned statutory state tax rate, net of the federal benefit of state taxes, applied to pre-tax earnings.

Note 4. Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Earnings For the Permian Acquisition

Adjustments for the Permian acquisition have been made to the accompanying unaudited pro forma condensed combined statements of earnings for period from January 1, 2023 to June 11, 2023. The acquisition of the Permian companies closed on June 12, 2023 and the associated results of operations are incorporated in Ovintiv’s consolidated statement of earnings from June 12 to December 31, 2023. The following adjustments have been made to the accompanying unaudited pro forma condensed combined statements of earnings for the year ended December 31, 2023:

(a)	Reflects reclassification of the Permian LLCs amounts presented to conform to Ovintiv’s presentation:

•	Revenues from Oil & condensate, Natural gas, Natural gas liquids and sales from Produced water and Water solutions to Product and service revenues; and

•	(Gain) Loss on derivative contracts, net reclassified to Gains (losses) on risk management, net.

(b)	Reflects the elimination of historical related party transactions between the Permian LLCs acquired that would be treated as intercompany transactions on a consolidated basis.

(c)	Reflects the harmonization of accounting policies, whereby proceeds from divestiture of properties are deducted from the full cost pool without recognition of a gain or loss.

(d)

Reflects the harmonization of accounting policies, whereby Depreciation, depletion and amortization expense is calculated using Ovintiv’s depletion rate calculated under the full cost method of accounting for oil and gas properties based on the preliminary purchase price allocation.

(e)

Reflects interest expense, net of capitalized amounts, calculated using an weighted average effective interest rate of 6.06% related to the $2.3 billion in senior unsecured notes that were issued on May 31, 2023 and the remaining $825 million from incremental borrowings under the Company’s credit facility and short-term borrowings to fund the Permian Acquisition. The unaudited pro forma condensed combined statement of earnings for the period from January 1 to June 11, 2023 does not reflect a pro forma adjustment related to the proceeds and sale of Ovintiv’s Bakken Assets, which closed on June 12, 2023. Proceeds from the sale of the Bakken Asset were $717 million, after closing adjustments, and were used to fund the Permian Acquisition.

(f)

Reflects the impact of advisor, legal and accounting fees that are not capitalized as part of the transaction. The pro forma statements of earnings reflect the effects of these nonrecurring charges as if they were incurred January 1, 2022 in the pro forma filed on Form 8-K November 20, 2023.

(g)

Reflects the approximate income tax effects of the pro forma adjustments presented. The tax rate applied to the pro forma adjustments was the statutory federal and apportioned statutory state tax rate, net of the federal benefit of state taxes, applied to pre-tax income.

(h)	Reflects Ovintiv’s common stock issued to the Permian LLCs.

SUPPLEMENTAL PRO FORMA OIL, NATURAL GAS LIQUIDS AND NATURAL GAS RESERVES INFORMATION

AS OF DECEMBER 31, 2023

The following tables present the estimated pro forma combined net proved developed and undeveloped, oil, natural gas liquids and natural gas reserves as of December 31, 2023, along with a summary of changes in quantities of net remaining proved reserves during the year ended December 31, 2023. The pro forma reserve information set forth below gives effect to the Montney Acquisition as if the transaction had occurred on January 1, 2023. The tables below also include the sale of the Uinta Assets which closed on January 22, 2025.

The following historical estimates of the net proved oil and natural gas reserves of Ovintiv’s oil and gas properties as of December 31, 2023 are based on evaluations prepared by Ovintiv’s internal qualified reserves evaluators. In 2023, Netherland, Sewell & Associates, Inc. audited 26 percent of Ovintiv’s estimated U.S. proved reserve volumes and McDaniel & Associates Consultants Ltd. audited 53 percent of the Company’s estimated Canadian proved reserve volumes. The estimates of the net proved oil and natural gas reserves of the Montney Assets are as of December 31, 2023 and were prepared by McDaniel & Associates Consultants Ltd. All reserves information presented herein was prepared in accordance with applicable SEC regulations.

There are numerous uncertainties inherent in estimating quantities and values of proved reserves and in projecting future rates of production and the amount and timing of development expenditures, including many factors beyond the property owner’s control. The following reserve data represents estimates only and should not be construed as being precise. The assumptions used in preparing these estimates may not be realized, causing the quantities of oil and gas that are ultimately recovered, the timing of the recovery of oil and gas reserves, the production and operating costs incurred and the amount and timing of future development expenditures to vary from the estimates presented herein. Actual production, revenues and expenditures with respect to reserves will vary from estimates and the variances may be material.

These estimates were calculated using the 12-month average of the first day of the month reference prices as adjusted for location and quality differentials. Any significant price changes will have a material effect on the quantity and present value of the reserves. These estimates depend on a number of variable factors and assumptions, including historical production from the area compared with production from other comparable producing areas, the assumed effects of regulations by governmental agencies, assumptions concerning future oil and gas prices, and assumptions concerning future operating costs, transportation costs, severance and excise taxes, development costs and workover and remedial costs.

The following estimated pro forma combined net proved developed and undeveloped oil, natural gas liquids and natural gas reserves is not necessarily indicative of the results that might have occurred had the Montney Asset acquisition been completed on January 1, 2023 and is not intended to be a projection of future results. As a result, future results may vary significantly from the pro forma results reflected herein.

	Oil (MMbbls)(1)
	Historical Ovintiv Canada	Montney Asset Acquisition	Pro Forma Combined Canada	Historical Ovintiv U.S.	Uinta Asset Disposition	Pro Forma Combined U.S.	Pro Forma Combined
Balance—December 31, 2022	0.1	—	0.1	535.2	(82.2)	453.0	453.1
Revisions and improved recovery	—	—	—	(134.0)	14.7	(119.3)	(119.3)
Extensions and discoveries	—	—	—	64.7	(30.4)	34.3	34.3
Purchase of reserves in place	—	—	—	160.0	(7.8)	152.2	152.2
Sale of reserves in place	—	—	—	(49.1)	—	(49.1)	(49.1)
Production	—	—	—	(58.0)	7.0	(51.0)	(51.0)

Balance—December 31, 2023	0.1	—	0.1	518.8	(98.7)	420.1	420.2

Proved developed reserves as of
December 31, 2022	0.1	—	0.1	257.2	(26.1)	231.1	231.2
December 31, 2023	0.1	—	0.1	277.6	(35.6)	242.0	242.1
Proved undeveloped reserves as of
December 31, 2022	—	—	—	278.0	(56.1)	221.9	221.9
December 31, 2023	—	—	—	241.2	(63.1)	178.1	178.1

(1)	Numbers may not add due to rounding.

	Natural Gas Liquids (MMbbls) (1)
	Historical Ovintiv Canada	Montney Asset Acquisition	Pro Forma Combined Canada	Historical Ovintiv U.S.	Uinta Asset Disposition	Pro Forma Combined U.S.	Pro Forma Combined
Balance—December 31, 2022	149.0	97.6	246.6	457.8	(8.3)	449.5	696.1
Revisions and improved recovery	(6.2)	5.3	(0.9)	(89.1)	1.8	(87.3)	(88.2)
Extensions and discoveries	20.4	7.2	27.6	23.3	(2.7)	20.6	48.2
Purchase of reserves in place	1.1	—	1.1	46.6	(0.8)	45.8	46.9
Sale of reserves in place	—	—	—	(28.9)	0	(28.9)	(28.9)
Production	(17.4)	(10.6)	(28.0)	(31.2)	0.5	(30.7)	(58.7)

Balance—December 31, 2023	146.9	99.5	246.4	378.4	(9.4)	369.0	615.4

Proved developed reserves as of
December 31, 2022	71.2	33.8	105.0	288.3	(2.8)	285.5	390.5
December 31, 2023	78.0	39.0	117.0	275.7	(3.7)	272.0	389.0
Proved undeveloped reserves as of
December 31, 2022	77.8	63.8	141.6	169.5	(5.4)	164.1	305.7
December 31, 2023	68.9	60.5	129.4	102.7	(5.7)	97.0	226.4

	Natural Gas (Bcf) (1)
	Historical Ovintiv Canada	Montney Asset Acquisition	Pro Forma Combined Canada	Historical Ovintiv U.S.	Uinta Asset Disposition	Pro Forma Combined U.S.	Pro Forma Combined
Balance—December 31, 2022	4,090	687	4,777	2,698	(110)	2,588	7,365
Revisions and improved recovery	(21)	119	98	(460)	17	(443)	(345)
Extensions and discoveries	916	52	968	146	(38)	108	1,076
Purchase of reserves in place	17	—	17	201	(10)	191	208
Sale of reserves in place	—	—	—	(137)	—	(137)	(137)
Production	(411)	(73)	(484)	(189)	8	(181)	(665)

Balance—December 31, 2023	4,591	786	5,377	2,259	(133)	2,126	7,503

Proved developed reserves as of
December 31, 2022	2,276	262	2,538	1,755	(38)	1,717	4,255
December 31, 2023	2,590	342	2,932	1,695	(52)	1,643	4,575
Proved undeveloped reserves as of
December 31, 2022	1,814	425	2,239	943	(73)	870	3,109
December 31, 2023	2,000	444	2,444	564	(81)	483	2,927

(1)	Numbers may not add due to rounding.

The pro forma standardized measure of discounted future net cash flows relating to proved oil, natural gas liquids and natural gas reserves as of December 31, 2023 is as follows:

($ millions)	Historical Ovintiv Canada	Montney Asset Acquisition	Pro Forma Combined Canada	Historical Ovintiv U.S.	Uinta Asset Disposition	Pro Forma Combined U.S.	Pro Forma Combined
Future cash inflows	$19,697	$7,910	$27,607	$47,946	$(6,616)	$41,330	$68,937
Less future:
Production costs	8,147	3,044	11,191	14,405	(2,219)	12,186	23,377
Development costs	2,264	1,640	3,904	8,849	(1,754)	7,095	10,999
Income taxes	2,016	757	2,773	2,735	(32)	2,703	5,476

Future net cash flows	7,270	2,469	9,739	21,957	(2,611)	19,346	29,085
Less 10% annual discount for estimated timing of cash flows	2,963	926	3,889	10,182	(1,414)	8,768	12,657

Discounted future net cash flows	$4,307	$1,543	$5,850	$11,775	$(1,197)	$10,578	$16,428

The changes in the pro forma standardized measure of discounted future net cash flows relating to proved oil, natural gas liquids and natural gas reserves for the year ended December 31, 2023 are as follows:

($ millions)	Historical Ovintiv Canada	Montney Asset Acquisition	Pro Forma Combined Canada	Historical Ovintiv U.S.	Uinta Asset Disposition	Pro Forma Combined U.S.	Pro Forma Combined
Balance, beginning of year—January 1, 2023	$8,531	$2,887	$11,418	$18,968	$(1,748)	$17,220	$28,638
Changes resulting from:
Sales of oil and gas produced during the year	(1,056)	(608)	(1,664)	(3,953)	323	(3,630)	(5,294)
Discoveries and extensions, net of related costs	1,059	164	1,223	1,141	(371)	770	1,993
Purchases of proved reserves in place	24	—	24	2,440	(97)	2,343	2,367
Sales and transfers of proved reserves in place	—	—	—	(1,765)	—	(1,765)	(1,765)
Net change in prices and production costs	(6,878)	(1,427)	(8,305)	(5,746)	620	(5,126)	(13,431)
Revisions to quantity estimates	(143)	(88)	(231)	(5,250)	346	(4,904)	(5,135)
Accretion of discount	1,094	379	1,473	2,290	(176)	2,114	3,587
Development costs incurred during the year	575	282	857	2,184	(420)	1,764	2,621
Changes in estimated future development costs	(120)	(302)	(422)	(1,384)	323	(1,061)	(1,483)
Other	—	—	—	1	2	3	3
Net change in income taxes	1,221	256	1,477	2,849	1	2,850	4,327

Balance, end of year—December 31, 2023	$4,307	$1,543	$5,850	$11,775	$(1,197)	$10,578	$16,428